Exhibit 99.1

   Multimedia Games Reports First Quarter EBITDA of $19.2 Million, Diluted EPS of $0.48; Results Reflect Initial Revenue from Two New Recurring Revenue Sources

    AUSTIN, Texas--(BUSINESS WIRE)--Jan. 27, 2004--

        - Reaffirms Fiscal 2004 Diluted EPS Guidance of $2.64 -

    Multimedia Games, Inc. (NASDAQ: MGAM) today reported operating results for its fiscal first quarter, ended December 31, 2003, as summarized below:



                         Summary of Q1 Results
       (In millions, except per-share data and player stations)


                                                      For the Three
                                                       Months Ended
                                                       December 31,
                                                     2003  2002 Change
                                                   -------------------
Net revenue                                         $34.5 $26.1  32.0%
EBITDA(1)                                           $19.2 $16.5  16.3%
Net income                                           $7.3  $7.5 (2.4%)
Diluted EPS                                         $0.48 $0.50 (4.0%)
Average installed player stations:
   Class II                                        10,253 7,988  28.4%
   Class III Washington State                       2,923 2,109  38.6%
   Other gaming units                                  87   ---   N/A
(1) EBITDA is defined as earnings before interest, taxes, depreciation and amortization. A reconciliation of EBITDA to net income, the most comparable Generally Accepted Accounting Principles ("GAAP") financial measure, can be found attached to this release.


    Clifton Lind, Multimedia Games' ("Multimedia's") President and Chief Executive Officer, commented, "We are pleased to report that our record Q1 net revenue and EBITDA exceeded the guidance we provided last November. This financial performance occurred during a period in which we made significant investments in the development of new products and markets, and in which net income and earnings per share were impacted by start-up costs for the infrastructure required to support three new products for three new markets.
    "Today, we are reconfirming our guidance of $2.64 diluted earnings per share and EBITDA of $108 million for FY 2004. Achievement of these projected results is predicated upon the business expansion initiated to date in FY '04 as well as upon expected developments, including: future placements of additional Class II or Class III units related to signed development agreements; market acceptance of our pending new content, product, gaming engine and system releases in the traditional Class II market; additional placements of new products recently released; and placements of new content, systems and units in emerging markets. Our FY '04 guidance also accounts for our current estimates of the impact of new competition in the markets in which we currently operate, the various possible outcomes of discussions currently under way in Oklahoma regarding tribal/state compacts, and the uncertainty regarding the United States Department of Justice's ("DOJ's") pending Petition for Writ of Certiorari.
    "During the first quarter of fiscal 2004, Multimedia successfully expanded its sources of recurring revenue with the roll-out of two new products targeting two new markets. On December 18, we turned on our first products for the charity bingo segment at a dog racing facility in Alabama. On December 19, we activated the initial units of our new Tribal Instant Lottery Game ("TILG") in one of the largest tribal casinos in California. Our placements in these new markets are consistent with our long-term strategy to leverage our central determinant systems capabilities, technological strengths, and knowledge of Native American gaming to deliver gaming products to new markets, while we continue to serve our traditional Class II and Class III customers. As expected, both of these new products are performing above the network average of our Class II New Generation offerings. Multimedia's revenue sources now include Class II gaming, Class III gaming in Washington State, charity bingo, and the Tribal Instant Lottery Game in California. In the immediate future, Multimedia will participate in the recurring revenue generated from the operation of its central determinant system for the New York Lottery's video lottery terminal ("VLT") network at licensed New York State racetracks and potentially at other venues in the state as well. As a result of our broadened recurring revenue base, we expect that the majority of our future new unit placements will be outside of our Class II Oklahoma market.
    "We expect to install our new TILG products in a number of additional California tribal casinos prior to the end of fiscal 2004. These one-touch video display units are an excellent supplement to the Class III slot machines that are currently in play in the tribal casinos in California, and have been well received by both casino operators and players.
    "In January, we installed charity bingo units at a second dog racing facility in Alabama. Over the balance of this calendar year, we expect to place additional units in the charity bingo market. It should be noted that the specifications for the charity units, as well as the operation and the revenue generated by these units, will vary greatly from jurisdiction to jurisdiction.
    "Pending final approval by the authorities at the New York Lottery, tomorrow's opening of Saratoga Raceway's new video lottery terminal facility will mark the launch of our central determinant system for the New York Lottery's VLT 'racino' market. This will represent Multimedia's third new product introduction in the last three months. Based on information currently available, we believe that the opening dates for the remaining authorized tracks will be staggered throughout the balance of this calendar year or early in 2005. Multimedia currently expects to first achieve break-even quarterly results from the New York VLT operation in our Q4 2004, and a meaningful benefit to earnings in FY 2005. However, as noted previously, total FY 2004 net income and earnings per share will be negatively impacted by the start-up costs and staffing expenses recognized prior to the time that a meaningful number of VLTs will be in operation. The start up of the NY 'racino' system reduced Q1 diluted EPS by approximately $0.05; we currently anticipate a similar impact on Q2 EPS, and a slightly smaller impact on EPS in Q3.
    "While we continue to make significant investments directed at developing new products for new markets, we remain focused on providing exciting new products and content for the Class II gaming segment. At quarter's end, we had more than 10,000 Class II player stations in service. To support our base of player stations, we have a rapidly expanding variety of proprietary and licensed content. While the competitive and regulatory landscapes for Class II gaming continue to evolve, as a dominant player and the first company to support this market, Multimedia has strategies to address the challenges and capitalize on the opportunities in this important and growing segment of the gaming industry. Multimedia is recognized as the innovator in this exciting market, and we remain focused on maintaining that leadership position. We have a strong commitment and obligation to our customers, many of whom have been doing business with us for nearly fifteen years. However, we understand that our customers' first obligations are to their tribal members, and that we must earn their business every day by continuing to provide the most innovative, entertaining and highest-earning legal products. We will continue to release new content, new gaming systems and new gaming engines on a schedule that we feel meets the best long-term interests of our customers and shareholders.
    "Over the last few days, there has been a great deal of interest in the re-energized discussions between certain tribes, representatives of the racetracks and the horsemen's associations, and representatives of the state of Oklahoma. It is not yet clear if these discussions will result in a final agreement which will be supported by all parties and passed by both the Oklahoma Senate and House of Representatives. While the passage of a compact would almost certainly increase competition in the Oklahoma market, a positive outcome of the potential compact would be that it would create a level playing field for Multimedia's Class II Oklahoma operations, allowing us to offer 'one touch' games and other forms of games, systems and platforms that our competitors have been running without regulatory constraint for more than a year. So, despite the prospect of increased competition, we would welcome the opportunity to compete fairly with other vendors serving this market.
    "In our business practices and product offerings, Multimedia continues to emphasize its oft-stated principle, '...what is good for our tribal customers is good for Multimedia Games.' Regardless of whether our Oklahoma customers continue to offer only Class II games, choose to sign a compact with the State that creates Class III alternatives, or choose to offer both Class II and Class III products, Multimedia is uniquely positioned to provide the most flexible, dynamic and innovative gaming systems and content. We have long been providers of both Class II and Class III gaming systems and products to the Native American gaming market. We develop our gaming systems and Class II and Class III products at the request of our customers, and we remain confident that we can continue to offer highly innovative content, products and creative services at a competitive price.
    "By listening carefully to our tribal customers and deploying emerging technologies as the foundation of creative solutions for their gaming needs, Multimedia has consistently delivered superior systems, content and services which are custom-tailored to meet each tribe's requirements. For the vast majority of our tribal customers, we provide daily maintenance of all of our installed units as well as marketing and promotional support, on-site training and other services. We do this because of our unwavering commitment to meet the diverse demands of our many tribal customers - both large and small - so that they can continue to build the economic engine that fuels many of their tribal social programs.
    "Multimedia has successfully leveraged its unique understanding of our tribal customers' regulatory compliance and reporting, marketing and promotional needs, and other challenges inherent in these geographically diverse, competitive markets, to offer new opportunities for our customers to grow their gaming offerings. To date, we have entered into eight agreements whereby we provide funding for development of new facilities or expansion of existing facilities for those Oklahoma tribal customers that have increasing demand. The vast majority of the machine placements contemplated by these agreements can be either Class II or Class III games, depending on regulations or tribal customers' preferences."
    Lind concluded, "Multimedia is focused on maintaining our leadership position in Class II gaming as well as continuing the development of new products for new markets based on the strength of our technical and development teams. We will continue to leverage our central determinant technology and experience with cashless systems into new products that address the unique needs of the markets we now serve and will serve, by continuing to develop legal games with the highest entertainment value for players.
    "Our success to date in developing new products for commercialization early this fiscal year for markets that we expect will expand over the next several quarters is an important factor in our fiscal 2004 guidance. Our strong balance sheet and ability to generate cash assure us the necessary flexibility to continue investing in research and development, expanding our Class II network, funding appropriate development projects and continuing the diversification of our revenue sources."

    Fiscal 2004 First Quarter Results:

    Net revenue for the quarter rose 32.0% to $34.5 million, compared to $26.1 million in the first quarter of 2003. First quarter 2004 EBITDA (earnings before interest, taxes, depreciation and amortization), rose 16.3% to $19.2 million, from $16.5 million in the first quarter of 2003. Net income for the first quarter of 2004 declined 2.4% to $7.3 million, compared to $7.5 million for the first quarter of 2003.
    The increase in the first quarter net revenue and EBITDA was attributable to the continued growth of the installed base of player stations and the sale of 239 Class III units in Washington State. Net revenue benefited from a 2,841 unit increase in the installed base of New Generation games, as well as contributions from the introduction of two new products, charity bingo and the California TILG, resulting in the placement of an aggregate 589 units late in the quarter.
    The decrease in net income in the first quarter of 2004 compared to the first quarter of 2003 was primarily the result of an increase in SG&A. Net income was also impacted by a higher level of depreciation and amortization associated with the higher average installed base of player stations.
    The following table sets forth Multimedia's end-of-period installed player station base by quarter and by product line for each of the four most recent fiscal quarters. Total Other Gaming Units includes the initial placement of units late in the period ended December 31, 2003 in two new product lines - charity bingo and the Tribal Instant Lottery Game, some of which were converted from Class II units.


                                              Total              Total
                                              Class   Class III  Other
Quarter         Reel Time                       II   Washington Gaming
Ended           Bingo(TM)MegaNanza(TM)Legacy  Units    State     Units
----------------------------------------------------------------------
12/31/2003         8,842     ---      1,290  10,132     3,005     589
9/30/2003          8,473     288      1,498  10,259     2,851     ---
6/30/2003          6,686     883      1,675   9,244     2,455     ---
3/31/2003          5,478   1,294      1,856   8,628     2,117     ---


    SG&A expenses increased $4.3 million, from $9.1 million for the December 2002 quarter to $13.4 million for the December 2003 quarter. This increase was primarily the result of an increase in salaries and wages and the related employee benefits and taxes due to the additional personnel hired for the New York Lottery and to address gaming development needs. Additionally, repairs and maintenance, insurance and property taxes increased due to the greater number of player stations in the field. Also, travel costs and shipping costs increased as the Company continued to add player stations at new gaming facilities.
    Inventory increased from $14.2 million at September 30, 2003 to $18.2 million at December 31, 2003, primarily as a result of purchasing additional component parts in order to have sufficient stock to produce the player stations the Company expects to deploy in the immediate future, as well as for back-office systems for the TILG and for deployment of the Gen4 system in Class II and Class III facilities. As of December 31, 2003, Multimedia had 560 finished player stations in inventory at a cost of $3.5 million and component parts inventory of $14.7 million.
    Notes receivable increased significantly, from $4.2 million as of September 30, 2003, to $24.6 million as of December 31, 2003. The increase is primarily attributable to an advance of approximately $21 million made to the Lytton Rancheria of California in early October which was used to facilitate the transfer of land in San Pablo, California to the United States in trust for Lytton Rancheria. As of December 9, 2003, the loan converted from a bridge loan to a term loan, with all principal and interest due by December 8, 2004.
    During the quarter ended December 31, 2003, Multimedia capitalized $720,000 in costs related to the internal development of its gaming products and systems, compared to $1.4 million during the quarter ended September 30, 2003. A reconciliation of the capitalized software follows (in thousands):


                                            Net Book Value
                                           ----------------
Capitalized software - September 30, 2003           $5,441
Additions:
   NY Lottery                                          191
   Gen4 gaming system                                  121
   Game themes                                         393
   Other projects                                       15
Amortization                                          (243)
                                           ----------------
Capitalized software - December 31, 2003            $5,918
                                           ================


    For the quarter ended December 31, 2003, total additions to property and equipment ("P&E") were $10.6 million, representing cash cap-ex of $2.8 million and financed cap-ex of $3.6 million. Additional detail on the total additions to P&E is provided below:


                                                  Non-Cash
                                   Cash   Financed Transfer   Total
                                  Capital Capital     of     Additions
                                 Expenses Expenses Inventory  to P&E
                                 -------------------------------------
Player station and gaming
 equipment                           $314  $2,434    $4,202    $6,950
Equipment and third-party
 software for NY Lottery              571   1,192        --     1,763
Tribal gaming facilities and
 portable buildings                   344      --        --       344
Internally developed software         720      --        --       720
Other                                 809      --        --       809
                                 -------------------------------------
    Total                          $2,758  $3,626    $4,202   $10,586
                                 =====================================


    Depreciation and amortization in the December 31, 2003 quarter increased to $7.6 million, from $6.6 million in the September 30, 2003 quarter. The increase is primarily the result of Multimedia's continued placements of Class II gaming devices at tribal gaming facilities as well as the initial placements of products in two new markets. Depreciation and amortization expense as a percentage of average net PP&E was 9.5% for both the current quarter and for the September 2003 quarter.
    Research and development expense in the December 31, 2003 quarter increased by 3.9% to approximately $2.7 million, from approximately $2.6 million for the December 31, 2002 quarter. The increase is due to an increase in the number of employees in Multimedia's development group, resulting from efforts to develop new gaming products and systems for the Class II and Class III markets, and other potential markets Multimedia may enter.

    Guidance

    Multimedia Games established initial Q2 '04 financial guidance and reiterated its FY '04 guidance as detailed in the table below. For Q2 '04, Multimedia believes diluted EPS will be $0.51 and EBITDA will be $20.8 million. For fiscal 2004, Multimedia continues to believe that diluted EPS will be $2.64, an increase of 22.8% from reported diluted EPS of $2.15 for fiscal 2003. With Q2 fiscal 2004 guidance of $0.51 per diluted share, and full-year guidance of $2.64 per diluted share, Multimedia expects significantly higher quarterly earnings for Q3 and Q4, as new markets continue to grow. Q2 and FY '04 guidance reflects expenses representing significant investments in future new projects, the benefit of which will be realized beginning either in the second half of fiscal 2004, or, for the New York VLT operations, beginning in fiscal 2005.
    The table below summarizes Multimedia's current financial guidance for the fiscal 2004 second quarter and full year, ending March 31 and September 30, 2004, respectively (in millions, except per-share data):


                    Q2 2004     Q2 2003     FY 2004            FY 2003
                   (Guidance)   (Actual)    (Guidance)        (Actual)
             ---------------------------------------------------------
EBITDA               $20.8         $17.9        $108.0           $72.4
Net Income            $7.8          $7.9         $41.4           $31.7
Diluted EPS          $0.51         $0.56         $2.64           $2.15


    Multimedia notes that with the Company now addressing five distinct markets (and the potential for other new revenue sources) it is important to realize that each of these markets has different business models and economics. In addition, Multimedia expects that the business model for its current markets will also continue to evolve.

    Conference Call

    Multimedia Games, Inc. is hosting a conference call and webcast today, January 27 at 4:30 p.m. EST (3:30 p.m. CST). Both the call and webcast are open to the general public. The conference call numbers are 800-289-0529 (domestic) or 913-981-981-5523 (international).
Please call five minutes prior to the presentation to ensure that you are connected.
    Interested parties may also access the live call on the Internet at www.shareholder.com/mgam/medialist.cfm. Please log on fifteen minutes in advance to ensure that you are connected prior to the call's initiation. Two hours after the call has concluded, an archived version of the webcast will be available for replay at the same location or at www.multimediagames.com/Investors/Index.htm.
    A replay of the teleconference will also be available beginning at 7:30 p.m. EST the day of the call, continuing through midnight EST on Tuesday, February 3, 2004. To access this rebroadcast, dial 888-203-1112 (domestic) or 719-457-0820 (international), and then the pass code 763616.

    About the Company

    Multimedia Games, Inc. is the leading supplier of interactive electronic games and player stations to the rapidly growing Native American gaming market. The Company's games are delivered through a telecommunications network that links its player stations with one another both within and among gaming facilities. Multimedia Games designs and develops networks, software and content that provide its customers with comprehensive gaming systems. The Company also offers systems and products for the growing racino, charity and commercial bingo markets. The Company's ongoing development and marketing efforts focus on new Class II gaming systems and products, Class III video lottery systems for use by Native American tribes throughout the United States, and products for charity bingo opportunities. Additional information may be found at www.multimediagames.com.
    This press release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as "will," "would," "could," "expect," "plan," "hope," and words of a similar nature that convey future meaning, and include, but are not limited to, our statements providing express guidance regarding our future operating results. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. Such risks and uncertainties include, but are not limited to: (i) the risk that the operating results projected in our guidance may be adversely affected by regulatory developments (such as approval of a compact in Oklahoma enabling our tribal customers to engage in Class III gaming), increased competitive pressures from significant entrants into the Class II market, or the failure of one or more of our projected new revenue sources or significant development opportunities to generate anticipated revenues, each to an extent or with effects greater than we anticipate in making our projections; (ii) the risk that our business may not develop as we anticipate in the charity, Tribal Instant Lottery Game or racino video lottery markets; (iii) continuing risk that legal developments, such as new federal circuit court or U.S. Supreme Court decisions, could impair or virtually eliminate the ability of our tribal customers to offer electronic games in the Class II market; (iv) the risk of an impaired competitive position for our games as a result of changes we made in order to obtain a Class II certification letter from the NIGC; (v) the risk that Reel Time Bingo 2.0, once fully commercially deployed, may not achieve market acceptance as a result of its speed of play or other issues; (vi) the risk that our new Gen4 system may encounter technological or other difficulties during its initial deployment; (vii) risks that our development projects with our tribal customers may not lead to placement of our games with such customers; (viii) risks that markets such as California that we believe represent opportunities for our products may not emerge as we anticipate; (ix) the risk of future regulatory enforcement action against versions of our games that have not been certified by the NIGC; (x) the impact of economic conditions on the play of our games in our customers' facilities, and on our customers' willingness to lease additional games from us; (xi) new risks and challenges we confront as we expand into non-Native-American gaming activities; (xii) risks associated with a high level of customer and geographic concentration; and (xiii) the risks that our customers' purchases of our products might decline in light of these or other developments. Other important risks and uncertainties that may affect our business are detailed from time to time in the "Certain Risks" and the "Risk Factors" sections and elsewhere in our filings with the Securities and Exchange Commission. We undertake no obligation to update information in this release.

    -Financial statements follow-



                        MULTIMEDIA GAMES, INC.
                      CONSOLIDATED BALANCE SHEETS
            As of December 31, 2003 and September 30, 2003
          (In thousands, except shares and per-share amounts)
                                                  December   September
                                                     31,        30,
                                                    2003       2003
                                                ----------------------
                              ASSETS
CURRENT ASSETS:
 Cash and cash equivalents                          $6,371    $26,319
 Accounts receivable                                 8,789      6,387
 Allowance for doubtful accounts receivable           (526)      (521)
 Inventory, net                                      1,226      2,446
 Prepaid expenses and other assets                   1,494      1,811
 Notes receivable, net                              23,487      3,659
 Federal and state income tax receivable             1,101      1,539
 Deferred income taxes                               1,607      1,584
                                                ----------------------
       Total current assets                         43,549     43,224

Restricted cash and long-term investments            1,339      1,380
Inventory, net - non-current                        16,927     11,742
Property and equipment, net                         81,630     78,524
Notes receivable - non-current                       1,091        500
Other assets                                        12,859      8,360
                                                ----------------------
       Total assets                               $157,395   $143,730
                                                ======================

                 LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
 Current portion of long-term debt and capital
  leases                                            $8,641     $4,558
 Accounts payable and accrued expenses              10,704     20,138
 Deferred revenue                                      375         24
                                                ----------------------
       Total current liabilities                    19,720     24,720

Long-term debt and capital leases, less current
 portion                                            15,552      9,402
Other long-term liabilities                          3,161      3,393
Deferred income taxes                                4,711      4,103
                                                ----------------------
       Total liabilities                            43,144     41,618
                                                ----------------------
Stockholders' equity:
 Preferred stock:
   Series A, $0.01 par value, 1,800,000 shares
    authorized, no shares issued and outstanding;      ---        ---
   Series B, $0.01 par value, 200,000 shares
    authorized, no shares issued and outstanding       ---        ---
 Common stock, $0.01 par value, 25,000,000
  shares authorized 14,618,893 and 14,347,014
  shares issued, and 13,502,417 and 13,241,811
  shares outstanding, respectively                     146        143
 Additional paid-in capital                         50,991     45,631
 Stockholders' notes receivable                     (1,488)    (1,466)
 Treasury stock, 1,116,476 and 1,105,203 shares
  at cost, respectively                             (6,963)    (6,491)
 Retained earnings                                  71,565     64,295
                                                ----------------------
       Total stockholders' equity                  114,251    102,112
                                                ----------------------
    Total liabilities and stockholders' equity    $157,395   $143,730
                                                ======================



                        MULTIMEDIA GAMES, INC.
                   CONSOLIDATED STATEMENTS OF INCOME
         For the Three Months Ended December 31, 2003 and 2002
          (In thousands, except shares and per-share amounts)

                                                     2003       2002
                                                ----------------------
REVENUE:
 Gaming revenue - Class II                         $99,885    $81,772
 Gaming revenue - Other (1)                          2,172      1,017
  Player station and license sales and lease
   revenue                                           3,377        643
 Other                                                 422        416
                                                ----------------------
       Total revenue                               105,856     83,848

 Allotments to hall operators                       71,401     57,033
 Bingo prizes and related costs                        ---        720
                                                ----------------------
       Net revenue                                  34,455     26,095
                                                ----------------------
OPERATING COSTS AND EXPENSES:
  Cost of player stations and licenses sold          1,936        559
  Selling, general and administrative expenses      13,364      9,060
  Amortization and depreciation                      7,604      4,429
                                                ----------------------
       Total operating costs and expenses           22,904     14,048
                                                ----------------------
       Operating income                             11,551     12,047
OTHER INCOME (EXPENSE):
Interest income                                        363        110
Interest expense                                      (223)       (17)
                                                ----------------------
Income before income taxes                          11,691     12,140
Income tax expense                                   4,421      4,690
                                                ----------------------
       Net income                                   $7,270     $7,450
                                                ----------------------
Basic earnings per share                             $0.54      $0.58
                                                ======================
Diluted earnings per share                           $0.48      $0.50
                                                ======================
Shares used in earnings per share calculation:
Basic                                           13,355,081 12,907,461
                                                ======================
Diluted                                         15,243,676 14,823,664
                                                ======================

(1) Gaming Revenue - Other includes recurring revenue from the Class III Washington State market as well as revenue from two new markets- charity bingo and the Tribal Instant Lottery Game.


    (1) Gaming Revenue - Other includes recurring revenue from the Class III Washington State market as well as revenue from two new markets- charity bingo and the Tribal Instant Lottery Game.

    Reconciliation of U.S. GAAP Net income to EBITDA:

    EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Although EBITDA is not a measure of performance or liquidity calculated in accordance with generally accepted accounting principles ("GAAP"), Multimedia believes the use of the non-GAAP financial measure EBITDA enhances an overall understanding of Multimedia's past financial performance, as well as providing useful information to the investor because of its historical use by Multimedia as both a performance measure and measure of liquidity, and the use of EBITDA by virtually all companies in the gaming equipment sector as a measure of both performance and liquidity. However, investors should not consider this measure in isolation or as a substitute for net income, operating income, cash flows from operating activities or any other measure for determining Multimedia's operating performance or liquidity that is calculated in accordance with GAAP. In addition, because EBITDA is not calculated in accordance with GAAP, it may not necessarily be comparable to similarly titled measures employed by other companies. A reconciliation of EBITDA to the most comparable GAAP financial measure, net income follows:


     Reconciliation of U.S. GAAP Net income to EBITDA:
                                    For the Three Months Ended
                                           December 31,
                                         2003          2002
                                ----------------------------
                                       (in thousands)
Net income                             $7,270        $7,450
Add back:
Amortization and depreciation           7,604         4,429
Interest expense (income), net           (140)          (93)
Income tax expense                      4,421         4,690
                                ----------------------------
EBITDA                                $19,155       $16,476
                                ============================



    CONTACT: Multimedia Games, Inc.
             Clifton Lind
             or
             Craig Nouis, 512-334-7500
             or
             Jaffoni & Collins Incorporated
             Joseph N. Jaffoni, 212-835-8500
             mgam@jcir.com